UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

  Pursuant to Sections 13 or 15(d) of the Securities and Exchange Act of 1934

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       Date of Report (Date of earliest event reported): November 5, 2001
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                          WAVERIDER COMMUNICATIONS INC.
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               (Exact name of registrant as specified in charter)


                                     NEVADA
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         (State or other jurisdiction of incorporation or organization)



               0-25680                             33-0264030
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      (Commission File Number)       (I.R.S. Employer Identification Number)



         255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J 1R4
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               (Address of principal executive offices) (Zip Code)



                                 (416) 502-3200
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              (Registrant's telephone number, including area code)



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          (Former name or former address, if changed since last report)

Item 5     Sale of Series "A" Promissory Notes

On November 5, 2001, WaveRider issued, in connection with a second closing, promissory notes in the aggregate principal amount of $165,000 and 354,750 common stock purchase warrants to certain significant accredited shareholders and received cash proceeds of $165,000.

The notes bear an interest rate of 8%, compounded annually and are repayable on October 19, 2002. The investors will be paid a 15% premium upon repayment and have a general security interest over the Company's assets.

The warrants are exercisable at a price of $0.50 for a period of five years, have registration rights and, in addition to regular terms and conditions, have a special adjustment clause in the event of a consolidated or reverse split of the Company's common stock.

If, prior to maturity, the Company completes a financing with net proceeds of more than $5 million or enters into a business combination with another company such that the resulting entity will have more than $5 million in working capital the investors have the right to demand repayment or participation in the offering.

In addition, the Company's officers and directors who participated in the first closing, on October 19, 2001, have agreed to waive provisions in the warrant which allows the Company, at its discretion, to amend the pricing or expiring date on two days notice.


Exhibits

99.1 General security agreement between WaveRider Communications Inc. and William E.Krebs as agent for the benefit of the Secured Parties
99.2 General security agreement between WaveRider Communications (Canada) Inc. and William E. Krebs as agent for the benefit of the Secured Parties
99.3 Guarantee by WaveRider Communications (Canada) Inc. to William E. Krebs as agent for the benefit of the Secured Parties

Signatures:

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  November 8, 2001
                          WaveRider Communications Inc.

                          Per: /s/ D. Bruce Sinclair
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                               D. Bruce Sinclair, President & CEO